Exhibit 99.1

May 29, 2015

BankGuam Holding Company

Declares 2nd Quarter Dividends

BankGuam Holding Company (BKGMF), announced that its Board of Directors declared a $0.10 per share quarterly cash dividend at the Board’s regular meeting held on May 26, 2015. The dividend will be paid on June 30, 2015 to shareholders of record on June 15, 2015.

“We feel that the small improvements in our economy have allowed us to pay dividends this quarter to our stockholders, and represent a favorable return on their investment,” explained President and Chair of the Board, Lourdes (Lou) A. Leon Guerrero.

CONTACT: BankGuam Holding Company

William D. Leon Guerrero, Executive Vice President/Chief Operating Officer

(671) 472-5273